UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 17, 2015
GRAHAM HOLDINGS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-6714	53-0182885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 North 17th Street, Suite 1700, Arlington, Virginia		22209
(Address of principal executive offices)		(Zip Code)
(703) 345-6300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.
Kaplan Inc., a subsidiary of Graham Holdings Company, operates Kaplan University (“KU”). As a condition of participation in federal Title IV student loan programs, KU must periodically execute a Program Participation Agreement (“PPA”) with the U.S. Department of Education (“ED”). In March 2015, KU applied for renewal of its then current PPA. On December 17, 2015, KU received notice from the ED that it has placed KU on provisional certification for ongoing Title IV participation until September 30, 2018. Language in the PPA refers to an open and ongoing ED program review. In response to an inquiry by the Company, the ED informed KU that this is standard language for PPA renewals where there is a concurrently open program review. The ED also informed KU that the provisional status does not necessarily mean that there are any deficiencies or liabilities identified as a result of the open program review and to date, the ED has not notified KU of any negative findings or concerns. However, at this time we cannot predict the outcome of the program review.
Provisional certification does not by itself limit an institution’s access to Title IV program funds, but may subject that institution to closer ED review and possible summary adverse action if that institution commits a material violation of Title IV program requirements or the terms of the PPA. If the ED determines that a provisionally certified institution is unable to meet its responsibilities under its PPA, it may seek to revoke the institution’s certification to participate in Title IV programs with fewer due process protections for the institution than if it were fully certified, for example, without advance notice. During the period of provisional certification, KU must comply with the conditions included in its PPA including prior ED approval to open a new location, add an educational program, acquire another school or make any other significant change.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAHAM HOLDINGS COMPANY
(Registrant)

Date: December 21, 2015	By	/s/ Hal S. Jones
Hal S. Jones
Senior Vice President–Finance
(Principal Financial Officer)

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